UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

PILGRIM’S PRIDE CORPORATION

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

72147K 108

(CUSIP Number)

JBS USA Holdings, Inc.
1770 Promontory Circle
Greeley, Colorado 80634
(970) 506-8000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

February 29, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7(b) for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 72147K 108		Page 2 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JOSÉ BATISTA SOBRINHO
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) IN

Page 2 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 3 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FLORA MENDONÇA BATISTA
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) IN

Page 3 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 4 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JOSÉ BATISTA JÚNIOR
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) IN

Page 4 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 5 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VALÉRIA BATISTA MENDONÇA RAMOS
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) IN

Page 5 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 6 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VANESSA MENDONÇA BATISTA
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) IN

Page 6 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 7 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WESLEY MENDONÇA BATISTA
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) IN

Page 7 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 8 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JOESLEY MENDONÇA BATISTA
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) IN

Page 8 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 9 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VIVIANNE MENDONÇA BATISTA
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) IN

Page 9 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 10 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JJBJ PARTICIPAÇÕES LTDA.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) OO

Page 10 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 11 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JJMB PARTICIPAÇÕES LTDA.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) OO

Page 11 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 12 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VLBM PARTICIPAÇÕES LTDA.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) OO

Page 12 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 13 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VNBM PARTICIPAÇÕES LTDA.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) OO

Page 13 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 14 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VVMB PARTICIPAÇÕES LTDA.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) OO

Page 14 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 15 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WWMB PARTICIPAÇÕES LTDA.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) OO

Page 15 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 16 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ZMF PARTICIPAÇÕES LTDA.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) OO

Page 16 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 17 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) J&F PARTICIPAÇÕES S.A.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) CO

Page 17 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 18 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ZMF FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) IV

Page 18 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 19 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS S.A.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) CO

Page 19 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 20 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS GLOBAL A/S
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Denmark
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) CO

Page 20 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 21 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS HUNGARY HOLDINGS KFT.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) OO
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Hungary
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) CO

Page 21 of 27 Pages

SCHEDULE 13D

CUSIP No. 72147K 108		Page 22 of 27 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS USA HOLDINGS, INC. I.R.S. Identification No. 20-1413756
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) WC
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 174,006,322 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 174,006,322 (See Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,006,322 (See Item 5)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 67.2% (See Item 5)
14		TYPE OF REPORTING PERSON (See Instructions) CO

Page 22 of 27 Pages

Item 1.	Security and Issuer

Item 1 is hereby amended and replaced in its entirety with the following:

This Amendment No. 3 (this “Amendment”) amends and supplements the Statement on Schedule 13D previously filed with the Securities and Exchange Commission (the “SEC”) on January 7, 2010 as amended on November 8, 2010 and on January 3, 2012 (the “Statement”), with respect to Common Stock, par value $0.01 per share (the “Common Stock”), of Pilgrim’s Pride Corporation, a Delaware corporation  (the “Issuer”).  The Issuer’s principal executive offices are located at 1770 Promontory Circle, Greeley, Colorado 80634-9038.  Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Statement.  Except as otherwise provided herein, each Item of the Statement remains unchanged.

Item 3.	Source and Amount of Funds or Other Considerations

The response to Item 4 (which is set forth below) is hereby incorporated by reference in its entirety into this Item 3.

Item 4.	Purpose of Transaction

Item 4 is hereby amended to add the following after the last paragraph thereof:

On January 27, 2012, the period during which JBS USA and its affiliates were prohibited by the terms of the Stockholders Agreement and the Restated Certificate of Incorporation from acquiring shares of Common Stock or other equity interests in the Issuer expired.  As a result, the Reporting Persons are no longer restricted from acquiring additional shares of Common Stock and each reserves the right to take any of the actions described in clauses (a) – (c) of the second paragraph of Item 4 (including the acquisition of additional securities of the Issuer (including shares of Common Stock), through open market purchases, publicly or privately negotiated transactions or otherwise).

The offering period of the Rights Offering expired at 5:00 p.m., New York City Time, on February 29, 2012.  In connection with the Rights Offering and pursuant to the Commitment Agreement, JBS USA exercised its Basic Subscription Privilege in full and, therefore, will acquire 29,865,897 shares of Common Stock at $4.50 per share (the “Basic Subscription Shares”) to be issued by the Issuer at the closing of the Rights Offering.  JBS USA will fund the acquisition of the Basic Subscription Shares with cash on hand.  JBS USA also exercised its Over-Subscription Privilege in full but the number of shares of Common Stock it will acquire as a result of that exercise has not yet been determined and will depend on the extent to which other holders of Common Stock exercised their Basic Subscription Privilege and Over-Subscription Privilege.  The Issuer has announced that it expects the subscription agent for the Rights Offering to finish calculating the results of the Rights Offering, including the allocation of shares of Common Stock pursuant to the exercise of the Over-Subscription Privilege, on or about March 6, 2012.

The description of the Commitment Agreement in this Amendment is qualified in its entirety by reference to such agreement, which is included with this Amendment as Exhibit 10 and incorporated by reference herein.

Item 5.	Interest in Securities of the Issuer

Items 5(a) and (b) are hereby amended and replaced in their entirety with the following:

(a) and (b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment and the information set forth in Item 4 of this Statement are hereby incorporated by reference in this Item 5.  As a result of the ownership structure and other relationships described in Item 2 of the Statement, each of the Reporting Persons is the beneficial owner, with shared voting and dispositive power with the other Reporting Persons, of the 144,140,425 shares of Common Stock of which JBS USA is the record holder and the 29,865,897 shares of Common Stock JBS USA will acquire pursuant to the exercise of its Basic Subscription Privilege.  The percentage of the class of securities identified pursuant to Item 1 beneficially owned by each of the Reporting Persons is based on 258,726,358 shares of Common Stock being outstanding as of the date of this Amendment, which the Reporting Persons calculated by adding (i) the 214,481,914 shares of Common Stock outstanding as of February 17, 2012, as disclosed in the Issuer’s Annual Report on Form 10-K filed with the SEC on February 17, 2012 and (ii) the 44,444,444 shares of Common Stock which the Issuer expects to issue in connection with the Rights Offering.  This percentage may increase once the extent to which other holders of Common Stock have exercised their Basic Subscription Privilege and Over-Subscription Privilege has been determined.

Page 23 of 27 Pages

Except as disclosed in the Statement, none of the Reporting Persons or, to the best of the Reporting Persons’ knowledge, any of the persons listed in Schedules I through V attached to the Statement beneficially owns any shares of Common Stock or has the right to acquire any shares of Common Stock.

Except as disclosed in the Statement, none of the Reporting Persons or, to the best of the Reporting Persons’ knowledge, any of the persons listed in Schedules I through V attached to the Statement presently has the power to vote or to direct the vote or to dispose or direct the disposition of any of the shares of Common Stock that they may be deemed to beneficially own.

Item 7.	Material to Be Filed as Exhibits

1.	Joint Filing Agreement, dated as of January 7, 2010, among the Reporting Persons (incorporated by reference to Exhibit 99.1 to the Issuer’s Statement filed with the SEC on January 7, 2010).

2.
Stock Purchase Agreement, dated as of September 16, 2009, between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc. (incorporated by reference to Exhibit 2.1 to the Issuer’s Form 8-K filed with the SEC on September 18, 2009).

3.
Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (As Modified) dated December 8, 2009 (incorporated by reference to Exhibit 99.1 to the Issuer’s Form 8-K filed with the SEC on December 10, 2009).

4.
Stockholders Agreement, dated as of December 28, 2009, between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc. (incorporated by reference to Exhibit 4.1 to the Issuer’s Form 8-A filed with the SEC on December 28, 2009).

5.
Amended and Restated Certificate of Incorporation of Pilgrim’s Pride Corporation, filed with the Secretary of State of the State of Delaware on December 28, 2009 (incorporated by reference to Exhibit 3.1 to the Issuer’s Form 8-A filed with the SEC on December 28, 2009).

6.
Amended and Restated Corporate Bylaws of Pilgrim’s Pride Corporation, effective as of December 28, 2009 (incorporated by reference to Exhibit 3.2 to the Issuer’s Form 8-A filed with the SEC on December 28, 2009).

7.	Powers of Attorney for the Reporting Persons (incorporated by reference to Exhibit 99.7 to the Issuer’s Statement filed with the SEC on January 7, 2010).

8.
Letter Agreement, dated as of November 5, 2010, among JBS USA, Pilgrim Interests, Ltd., and Lonnie A. “Bo” Pilgrim (incorporated by reference to Exhibit 8 to the Issuer’s Statement filed with the SEC on November 8, 2010).

9.	Waiver to the Stockholders Agreement, dated November 4, 2010, between JBS USA and the Issuer (incorporated by reference to Exhibit 9 to the Issuer’s Statement filed with the SEC on November 8, 2010).

10.	Commitment Agreement, dated December 19, 2011, between JBS USA and the Issuer (incorporated by reference to Exhibit 10.1 to the Issuer’s Form S-3 filed with the SEC on December 19, 2011).

Page 24 of 27 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 1, 2012

JBS USA HOLDINGS, INC.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

JBS HUNGARY HOLDINGS KFT.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

JBS GLOBAL A/S

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

JBS S.A.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

ZMF FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

Page 25 of 27 Pages

J&F PARTICIPAÇÕES S.A.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

JJBJ PARTICIPAÇÕES LTDA.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

JJMB PARTICIPAÇÕES LTDA.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

VLBM PARTICIPAÇÕES LTDA.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

VNBM PARTICIPAÇÕES LTDA.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

VVMB PARTICIPAÇÕES LTDA.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

WWMB PARTICIPAÇÕES LTDA.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

Page 26 of 27 Pages

ZMF PARTICIPAÇÕES LTDA.

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

VIVIANNE MENDONÇA BATISTA

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

JOESLEY MENDONÇA BATISTA

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

WESLEY MENDONÇA BATISTA

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

VANESSA MENDONÇA BATISTA

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

VALÉRIA BATISTA MENDONÇA RAMOS

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

JOSÉ BATISTA JÚNIOR

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

FLORA MENDONÇA BATISTA

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

JOSÉ BATISTA SOBRINHO

By: /s/ Christopher Gaddis
Name: Christopher Gaddis
Title: Attorney in Fact

Page 27 of 27 Pages